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                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS

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THE BOARD OF DIRECTORS:
PHAMIS, INC.:

WE CONSENT TO INCORPORATION BY REFERENCE IN THE REGISTRATION STATEMENT (NO. 33-87798) ON FORM S-8 OF PHAMIS, INC. OF OUR REPORT DATED APRIL 4, 1996 RELATING TO THE STATEMENTS OF ASSETS AVAILABLE FOR BENEFITS OF PHAMIS INC. SALARY SAVINGS AND DEFERRAL PLAN AS OF DECEMBER 31, 1995 AND 1994, AND THE STATEMENTS OF CHANGES IN ASSETS AVAILABLE FOR BENEFITS FOR THE YEARS THEN ENDED, AND THE RELATED SUPPLEMENTARY SCHEDULES FOR THE YEAR ENDED DECEMBER 31, 1995, WHICH REPORT APPEARS IN THE DECEMBER 31, 1995 ANNUAL REPORT ON FORM 11-K OF PHAMIS INC. SALARY SAVINGS AND DEFERRAL PLAN.

                                        /s/ KPMG Peat Marwick LLP

SEATTLE, WASHINGTON

June 25, 1996

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